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                                                 EXHIBIT 10.1






April 11, 1997



Mr. A. S. (Tony) Cleberg
5579 Bristol Lane
Minnetonka, MN 55343

RE: OFFER OF EMPLOYMENT

Dear Tony:

On behalf of Morrison Knudsen Corporation (the "Company"), I am pleased to offer you employment pursuant to the terms and conditions set forth in this letter and subject to Board of Director approval.

    1. POSITION AND SERVICES TO BE RENDERED. The Company hereby agrees to employ you as Executive Vice President and Chief Financial Officer, beginning on or about May 1, 1997. You accept such employment and agree to devote your full time and attention exclusively to rendering services to the Company. You will report to the Company's Chief Executive Officer. Your actual first date of active employment with the Company (whether May 1, 1997, or some other date) will hereafter be referred to as the "Effective Date".

    2. SALARY. You will receive an annual base salary of $250,000 commencing as of the Effective Date, payable in accordance with the Company's normal payroll practice (i.e., every two weeks). Your position will be a regular full-time position and you will be assigned a Grade Level of 40. The Company will review your base salary annually to determine any increase.

    3. SIGNING BONUS. You will be paid a signing bonus of $200,000. This payment will be made on the first payroll period following the effective date.

    4. ANNUAL CASH BONUS. You will be considered for a 40% of base salary annual cash bonus at the end of each fiscal year as determined by the Executive Compensation & Nominating Committee of the Board of Directors.

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Anthony S. Cleberg
April 11, 1997
Page 2


    5. STOCK OPTIONS. You will be granted options to purchase 150,000 shares of the Company's common stock under the Company's Stock Compensation Plan at a price equal to the per share closing price of the Company's common stock as of the Effective Date. The option shall vest 20% each year for five years. Such option shall be subject to the terms and conditions of the Stock Compensation Plan and such additional conditions as the Executive Compensation & Nominating Committee may impose.

    6. FRINGE BENEFITS. You will be entitled to the Company's standard relocation assistance when you move from Minneapolis, Minnesota to Boise, 401(k) Savings Plan, group medical and dental plan, and all other group plans and other benefits that are normally offered to regular full-time salaried employees. Prior to your move to Boise, you will receive two coach fare round trip tickets per month from Minneapolis to Boise, not to exceed four months from the Effective Date. In addition, you shall be entitled to receive all other, if any, perquisites and fringe benefits normally offered to executives of the Company who are part of its senior management, including annual executive physicals and company country or business club membership.

    7. EXECUTIVE LIFE AND DISABILITY. In addition to the fringe benefits set forth in paragraph 5 herein, during your employment, you will be provided with supplemental benefits at no cost to you which shall result in the following levels of coverage, inclusive of any coverage provided by basic Company-sponsored benefits:

         a. Pre-retirement (up to age 65) life insurance equal to three times your annual base salary;

         b. Post-retirement (age 65) life insurance equal to one times your annual base salary as of the date of your retirement; and

         c. Disability coverage from all Company-sponsored and government sources equal to 60% of the sum of your base salary plus annual Executive Incentive Plan bonus, less any offsets under the terms of such disability programs.

    8. CONTINGENCIES. This employment offer must be contingent upon the following contingencies:

         a. Your passing of a drug screening test, pursuant to the Company's Substance Abuse Prevention Program, and your continued compliance with such program. After reporting to work, you will also be required to complete an "Employment Certification" form that complies with the passing of the Drug-Free Workplace Act of 1988.

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Anthony S. Cleberg
April 11, 1997
Page 3


         b.   Your compliance with the following laws:

         - In accordance with Public Law 99-603, the Immigration and Naturalization Act of 1986, this offer is made pending receipt of verifiable documentation from you confirming your eligibility for employment under the terms and conditions of this Act. Proof of U.S. citizenship or adequate identification is required before any hire can be processed. You must present acceptable documents for employment eligibility verifications when you report for your first day of work.

         - In accordance with Public Law 100-679, the Office of Federal Procurement Policy Act Amendments of 1988, the Company is prohibited for a period of two years from hiring former government officials or employees (military or civilian) who participated personally and substantially in the conduct of any Federal agency procurement. Consequently, this offer is contingent upon receipt of information from you that your employment with the Company will not result in a violation of the Procurement Policy Act. You will be required to complete an employee certification form verifying your prior employment before your employment with the Company begins.

By accepting this employment offer, you agree to the terms and conditions established herein. To indicate your acceptance of this offer, please sign the facsimile copy of this letter and return it to me. An original will be provided for your signature at a later date. If you have any questions, please do not hesitate to contact me.

Sincerely,

     /s/ Robert A. Tinstman

Robert A. Tinstman


AGREED AND ACCEPTED:

     /s/ Anthony S. Cleberg

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Anthony S. Cleberg

DATE:

        4/11/97

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